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                     March 12, 2021

       Scott A. Roe
       Chief Financial Officer
       V. F. Corporation
       1551 Wewatta Street
       Denver, CO 80202

                                                        Re: V.F. Corporation
                                                            Form 10-K for the
Fiscal Year Ended March 28, 2020
                                                            Filed May 27, 2020
                                                            File No. 001-05256

       Dear Mr. Roe:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing